Exhibit 5.1

[Letterhead of CEMEX, S.A.B. de. C.V.]

September 8, 2009

CEMEX, S.A.B. de C.V.

Av. Ricardo Margain Zozaya #325

Colonia Valle del Campestre

Garza Garcia, Nuevo Leon

Mexico 66265

Re:	CEMEX, S.A.B. de C.V. Registration Statement on Form F-3

Ladies and Gentlemen:

I, Ramiro G. Villarreal, am General Counsel for CEMEX, S.A.B. de C.V. (the “Company”), a publicly traded corporation with variable capital (sociedad anónima de capital variable) organized under the laws of the United Mexican States (“Mexico”). In that capacity, I have acted as counsel for the Company in connection with the public offering and sale (the “Offering”) from time to time, by and on behalf of the Company of a number of its newly issued ordinary participation certificates (the “primary CPOs”) and ordinary participation certificates held by certain subsidiaries (the “secondary CPOs,” and, together with the primary CPOs, the “CPOs”), with an aggregate offering price of up to U.S.$ 1,500,000,000. The CPOs may be issued in the form of American Depositary Shares (“ADSs”), each ADS representing ten CPOs. The CPOs are issued by Banco Nacional de México, S.A., a member of the Grupo Financiero Banamex¸ as trustee (the “Trustee”) of a Mexican trust (the “CPO Trust”), pursuant to a trust agreement between the Company and the Trustee, dated as of September 6, 1999 (the “CPO Trust Agreement”). Each CPO represents the economic interests in, and certain voting rights with respect to, two Series A Shares of the Company, no par value (the “A Shares”), and one Series B Share of the Company, no par value (the “B Shares”). The ADSs are issuable pursuant to the Second Amended and Restated Deposit Agreement, dated as of August 10, 1999, as amended by Amendment No. 1 thereto, dated as of July 1, 2005, among the Company, Citibank, N.A., as depositary (the “Depositary”), and the holders and beneficial owners of ADSs evidenced by American Depositary Receipts issued thereunder (the “ADS Deposit Agreement”).

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended (the “Act”).

In connection with this opinion, I have examined originals or copies, certified or otherwise identified to my satisfaction, of (i) the Registration Statement on Form F-3 as filed with the Securities and Exchange Commission (the “Commission”) on the date hereof under the Act (such Registration Statement, including all documents incorporated by reference therein, being hereinafter referred to as the “Registration Statement”); (ii) a specimen certificate representing the A Shares; (iii) a specimen certificate representing the B Shares; (iv) a specimen certificate representing the CPOs; (v) the By-Laws (estatutos sociales) of the Company, as presently in effect; (vi) the resolutions of the Board of Directors of the Company relating to the issuance of the CPOs and the Offering; (vii) the resolutions of the shareholders of the Company, adopted on September 4, 2009, relating to authorizing an increase of the variable portion of the Company’s capital stock; (viii) the CPO Trust Agreement; (ix) the first CPO deed (Primera Acta de Emisión) pursuant to the CPO Trust Agreement; (x) the second CPO deed (Segunda Acta de Emisión) pursuant to the CPO Trust Agreement; and (xi) the ADS Deposit Agreement. I have also examined originals or copies, certified or otherwise identified to my satisfaction, of such records of the Company and such agreements, certificates of public officials, certificates of officers or other representatives of the Company and others, and such other documents, certificates and records as I have deemed necessary or appropriate as a basis for the opinions set forth herein.

In my examination, I have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. In making my examination of documents executed or to be executed by parties other than the Company, I have assumed that such parties had or will have the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties of such documents and the validity and binding effect thereof. As to any facts material to the opinions expressed herein which I have not independently established or verified, I have relied upon statements and representations of officers and other representatives of the Company and others.

I am an attorney duly licensed to practice law in Mexico, and I do not express any opinion as to the laws of any other jurisdiction.

Based upon and subject to the foregoing, I am of the opinion that (i) the CPO Trust Agreement has been duly authorized, executed and delivered, and constitutes a valid and legally binding agreement, enforceable in accordance with its terms, subject, as to enforceability, to bankruptcy, insolvency, reorganization and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles; (ii) the primary CPOs that may be sold pursuant to the Offering, when issued and sold or otherwise distributed in accordance with the applicable underwriting agreement, if any, or any other duly authorized, executed and delivered valid and binding agreement, and in accordance with the terms of the CPO Trust Agreement, will be duly and validly issued in accordance with the terms of the CPO Trust Agreement, and upon issuance, the holders thereof will be entitled to the rights specified in the CPO Trust Agreement; (iii) the secondary CPOs that may be sold pursuant to the Offering, when sold or otherwise distributed in accordance with the applicable underwriting agreement, if any, or any other duly authorized, executed and delivered valid and binding agreement, have been duly and validly issued in accordance with the terms of the CPO Trust Agreement, and the holders thereof are entitled to the rights specified in the CPO Trust Agreement; (iv) the A Shares and the B Shares underlying the primary CPOs that may be sold pursuant to the Offering will be duly and validly authorized and issued and will be fully paid and non-assessable; and (v) the A Shares and the B Shares underlying the secondary CPOs that may be sold pursuant to the Offering have been duly and validly authorized and issued and are fully paid and non-assessable.

I hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. I also consent to the reference to my name under the caption “Validity of Securities” in the Registration Statement. In giving this consent, I do not thereby admit that I am included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

Very truly yours,

By:	/s/ Ramiro G. Villarreal
Ramiro G. Villarreal

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